Exhibit 10.1

EXECUTION COPY
NINTH AMENDMENT TO CREDIT AGREEMENT

THIS NINTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated December 14, 2007, is made and entered into on the terms and conditions hereinafter set forth, by and among I-TRAX, INC., a Delaware corporation (the "Borrower"), the Subsidiaries of the Borrower who are parties to the Credit Agreement (as hereinafter defined) as guarantors (the "Guarantors"), the several lenders who are parties to the Credit Agreement as lenders (the "Lenders"), and BANK OF AMERICA, N.A., a national banking association ("Bank of America"), as administrative agent for the Lenders and the Issuing Bank (in such capacity, the "Administrative Agent") and as Issuing Bank.

RECITALS:

1.           Pursuant to a Credit Agreement dated as of March 19, 2004, among the Borrower, the Guarantors, the Lenders and Bank of America, as Administrative Agent and as Issuing Bank, as heretofore amended by a First Amendment to Credit Agreement dated June 1, 2004, a Second Amendment to Credit Agreement dated July 1, 2004, a Third Amendment to Credit Agreement dated August 12, 2004, a Fourth Amendment to Credit Agreement dated October 27, 2004, a Fifth Amendment to Credit Agreement dated March 31, 2005, a Sixth Amendment to Credit Agreement dated June 29, 2005, a Seventh Amendment to Credit Agreement dated May 4, 2006 and an Eighth Amendment to Credit Agreement dated June 29, 2007, among the Borrower, the Guarantors, the Lenders and Bank of America, as Administrative Agent and as Issuing Bank (as the same heretofore has been or hereafter may be further amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time, the "Credit Agreement"), the Lenders agreed to make Loans to the Borrower and to purchase participations in Letters of Credit issued for the account of the Borrower, and the Issuing Bank agreed to issue such Letters of Credit, all as more specifically described in the Credit Agreement.

2.           The parties hereto desire to amend the Credit Agreement in certain respects as more particularly hereinafter set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree as follows:

1.  Amendment of Section 1.1.  Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate locations according to alphabetical order, or by amending and restating existing definitions to read as indicated, as applicable:

"Fixed Charge Coverage Ratio"  shall mean, for the Borrower and its Subsidiaries on a consolidated basis, calculated as of any date of determination for the Last Four Fiscal Quarters, the ratio of (a) EBITDAR, less the Maintenance Capital Expenditure Adjustment, less income, value-added and similar tax expenses paid in cash, to (b) the sum of the portion of Interest Expense that was paid in cash or its equivalent during such period, plus current maturities of term Indebtedness (other than the Indebtedness evidenced by the Term Note which was paid during such period in 2008), plus beginning April 1, 2008 and on the first day of each succeeding July, October, January and April thereafter, an amount equal to $312,500, representing the reduction in the Swingline Commitment as required pursuant to Seciton 2.4.1.(a) until the Swingline Commitment is reduced to $0.00, plus Rent Expense; provided, however, that adjustments to noncash stock-based compensation expense required by GAAP in connection with changes in the Borrower's stock price shall be disregarded for purposes of calculating this ratio.

"Ninth Amendment Coverage Ratio" shall mean the Ninth Amendment to Credit Agreement dated December __, 2007, among the Borrower, the Guarantors, the Lenders and Bank of America, as Administrative Agent and as Issuing Bank.

"Pro Forma Effect" shall mean, in making any calculation of the Funded Indebtedness to EBITDA Ratio for purposes of Section 2.15 or any calculation hereunder necessary to determine whether the Borrower is in compliance with Section 10.1.4 or whether a Default would result from any Asset Acquisition, (1) any Disposition of any asset(s) of the Borrower or any of the other Credit Parties made during the twelve (12) month period ending on and including the date of determination, other than a Disposition permitted by subsections 9.3(a), (b) or (d), and any corresponding repayment or incurrence of Indebtedness, shall be assumed to have occurred on the first day of such period, (2) any Asset Acquisition made during the twelve (12) month period ending on and including the date of determination, and any corresponding repayment or incurrence of Indebtedness, shall be assumed to have occurred on the first day of such period, and (3) any deduction from Consolidated Net Income for the non-recurring compensation expense for a former employee paid in connection with the ProFitness Acquisition during the period of determination (which is in an aggregate amount that shall not exceed $50,000) be added back to EBITDA; provided that the Administrative Agent has been furnished with annual audited financial statements or interim financial statements regarding such Asset Acquisition that are in sufficient detail to provide a basis for determining the Pro Forma Effect thereof and that otherwise are in form and substance and prepared by Persons satisfactory to the Administrative Agent.

"ProFitness" shall mean Pro Fitness Health Solutions, LLC,  a New York limited liability company.

"ProFitness Acquisition" shall mean the acquisition by Borrower of 100% of the membership interests in ProFitness pursuant to the ProFitness Acquisition Agreement.

"ProFitness Acquisition Agreement" shall mean that certain Member Interest Purchase Agreement dated November 27, 2007, by and among Borrower, ProFitness and Minute Men, Incorporated.

"Term Loan Commitments" shall mean, at any time, the commitment of all the Lenders, collectively, to make Term Loans to the Borrower pursuant to the provisions of Section 2.2, and the "Term Loan Commitment" of any Lender at any time shall mean an amount equal to such Lender's Percentage multiplied by the then effective aggregate Term Loan Commitments.  The Term Loan Commitments are in the aggregate amount set forth in Section 2.1.

"Term Loan Facility" shall mean the term loan facility provided by the Lenders pursuant to the Term Loan Commitments as more particularly set forth in Section 2.2.

"Term Loan Maturity Date" shall mean September 30, 2008.

"Term Loans" shall mean the loans made to the Borrower by the Lenders pursuant to the provisions of Section 2.2.

"Term Notes" shall mean the promissory notes, substantially in the form of Exhibit 2.10A, executed by the Borrower in favor of the Lenders, evidencing the indebtedness of the Borrower to the Lenders in connection with the Term Loans.

2.  Amendment of Section 2.1.1.  Section 2.1.1 of the Credit Agreement is hereby amended to read as follows:

2.1.1               Amounts of Commitments.  Subject to reduction as provided herein:

(a)  The aggregate amount of the Commitments shall be $20,000,000.

(b)  The aggregate amount of the Term Loan Commitments shall be $3,000,000.

(c)  The aggregate amount of the Revolving Credit Commitments at any time shall be $17,000,000 less the aggregate amount of Letter of Credit Liabilities outstanding at such time.

(d)  The aggregate amount of the Letter of Credit Commitments at any time shall be an amount equal to the lesser of: (1) the aggregate amount of the Revolving Credit Commitments in effect at such time less the aggregate amount of Revolving Loans outstanding at such time, and (2) $3,000,000.

3.  Amendment of Section 2.2.1.  Section 2.2.1 of the Credit Agreement is hereby amended to read as follows:

2.2.1            Commitment to Make Term Loans.  Subject to all of the terms and conditions of Section 6.2 of this Agreement (including the conditions set forth in the Ninth Amendment) and in reliance upon the representations and warranties of the Borrower set forth herein and in the Ninth Amendment, each Lender holding a Term Loan Commitment hereby severally agrees to make a Term Loan to the Borrower in the amount of its respective Term Loan Commitment, for the purposes identified in Section 2.12.  The Term Loans shall be funded in a single Borrowing on the same Funding Date.  Each Lender's Term Loan Commitment shall expire upon the earlier of the funding of the Term Loans or December 31, 2007, and the Term Loans shall be paid in full no later than the Term Loan Maturity Date.

4.  Amendment of Section 2.12. Section 2.12(a) of the Credit Agreement is hereby amended by substituting the phrase "ProFitness Acquisition" with the word "Merger".

5.  Amendment of Section 2.15.  Section 2.15 of the Credit Agreement is hereby amended to read as follows:

2.15           Interest and Fees Margins.  For purposes of interest and fee computations hereunder involving the Applicable Base Rate Margin, the Applicable Eurodollar Rate Margin, the Applicable Letter of Credit Fee Percentage and the Applicable Commitment Fee Percentage, such margins and percentages shall be determined as follows:

Tier	Applicable Eurodollar Rate Margin	Applicable Base Rate Margin	Applicable Letter of Credit Fee Percentage	Applicable Commitment Fee Percentage

1	1.250%	0.000%	1.250%	0.300%
2	1.625%	0.000%	1.625%	0.300%
3	2.000%	0.250%	2.000%	0.375%
4	2.500%	0.500%	2.500%	0.500%

Except as expressly hereinafter provided, the applicable tier at any time shall be determined with reference to the Borrower's Funded Indebtedness to EBITDA Ratio, as follows:

Tier	Funded Indebtedness to EBITDA Ratio

1	Less than 1.50 to 1.00
2	Greater than or equal to 1.50 to 1.00 but less than 2.25 to 1.00
3	Greater than to or equal to 2.25 to 1.00 but less than 2.50 to 1.00
4	Equal to or greater than 2.50 to 1.00

From the date hereof to but not including the first Pricing Tier Determination Date occurring after the date of the Ninth Amendment, Tier 4 shall be applicable.  Any adjustment in the margins set forth above shall take effect on the first Pricing Tier Determination Date following the Fiscal Quarter as of the end of which such ratio was calculated; provided, however, that following any failure of the Borrower to deliver to the Administrative Agent any of the financial statements, financial reports, certificates or other financial information required by Section 8.1.1 or Section 8.1.2 in a timely manner and until such failure is cured or corrected, and without limitation of or prejudice to any other right or remedy of the Administrative Agent, the Lenders or the Issuing Bank in respect of such failure, Tier 4 shall be applicable.

6.  Amendments of Subsection 3.1.2.

(a)  Subsection (a) of Section 3.1.2 of the Credit Agreement is hereby amended to read as follows:

(a)           Scheduled Principal Payments – Term Loans.  The Borrower shall make principal payments in respect of the Term Loans in amounts and on the dates set forth in the following schedule:

Payment Date	Principal Payment Amount
March 31, 2008	$ 500,000
June 30, 2008	$1,000,000
September 30, 2008	$1,500,000

(b)  Subsection (c) of Section 3.1.2 of the Credit Agreement is hereby amended by adding the following sentence at the end subsection (3) contained herein:

Notwithstanding the foregoing, in the event any Capital Stock shall be issued prior to January 31, 2008 that causes repayment of the outstanding Revolving Loan, as provided above, such repayment will not result in a corresponding reduction in the Revolving Credit Commitments.

7.  Amendment of Section 8.21  Section 8.21 of the Credit Agreement is hereby amended by deleting "David R. Bock - Chief Financial Officer", and substituting in lieu thereof "Brad S. Wear – Chief Financial Officer".

8.  Amendments of Section 9.1

(a)  Subsection (c) of  Section 9.1 of the Credit Agreement is hereby amended by deleting the dollar figure “$350,000” and substituting in lieu thereof the dollar figure “$2,500,000".

(b)  Section 9.1 of the Credit Agreement is hereby amended by (a) deleting the word "and" at the end of clause (i), (b) relettering clause (j) as clause (m) and (c) inserting the following new clauses (j), (k) and (l) immediately prior to relettered clause (m):

(j)           The $750,000 of Indebtedness of the Borrower incurred as a portion of the purchase price for the ProFitness Acquisition and payable in accordance with the terms of the ProFitness Acquisition Agreement;

(k)           Indebtedness of CHD Meridian Healthcare, LLC (“CHD”) arising out of that certain Promissory Note dated September 21, 2007 executed by CHD, as borrower, to the order of De Lage Landen Financial Services, Inc., as lender;

(l)           Indebtedness arising from Borrower’s obligations to make the Additional Purchase Price Payment and/or the Make Whole Payment, as such terms are defined in, and pursuant to, the ProFitness Acquisition Agreement;

9.  Amendment of Section 10.1.4.  Section 10.1.4 of the Credit Agreement is hereby amended to read as follows:

10.1.4.                      Minimum EBITDA.  Permit EBITDA for each period indicated below, calculated after giving Pro Forma Effect to any relevant transaction occurring during such period, to be less than the amount specified for such period:

Period	Minimum EBITDA

April 1, 2007 – December 31, 2007	$4,665,000
Last Four Fiscal Quarters ending March 31, 2008	$6,720,000
Last Four Fiscal Quarters ending June 30, 2008	$6,510,000
Last Four Fiscal Quarters ending September 30, 2008	$7,185,000
Last Four Fiscal Quarters ending December 31, 2008	$7,865,000
Last Four Fiscal Quarters ending March 31, 2009	$7,865,000

10.  Amendment of Exhibit 2.10A.  Exhibit 2.10A of the Credit Agreement is hereby replaced with Exhibit 2.10A attached to this Amendment.

11.  Fees.  In consideration of the agreements of the Lenders set forth herein, the Borrower agrees to pay to the Administrative Agent, for distribution to the Lenders pro rata in accordance with their respective Percentages, such fees as have been separately agreed upon in writing in the amounts and at the times so specified.

12.  Conditions to Effectiveness.  This Amendment shall be effective only upon the satisfaction of the following conditions:

(a)   the Administrative Agent shall have received and approved the following financial statements of ProFitness and its Subsidiaries:

(i)  the audited consolidated balance sheets as of September 30, 2007 for the preceding 21 calendar months, and the related consolidated statements of income, shareholders’ equity and cash flows for the respective fiscal years then ended;

(ii)  the unaudited consolidated balance sheets as of December 31, 2005 and the related consolidated statements of income, shareholders' equity and cash flows for such fiscal year then ended; and

(iii)  comparison financial statements of the nine (9) month periods ending September 30, 2006 and ending September 30, 2007.

(b)  the Lenders shall have received and approved the projected balance sheets, statements of income and statements of cash flows for the Borrower and its Subsidiaries on a quarterly basis for Fiscal Years 2008 and 2009, prepared or approved by the Borrower which shall incorporate the ProFitness Acquisition (the "2008/2009 Projections");

(c)  the Borrower shall have executed and delivered Term Notes, in form and substance satisfactory to Administrative Agent, evidencing the Term Loans of each Lender;

(d)  the Borrower, each of the Guarantors, the Administrative Agent, the Issuing Bank and the Lenders shall have executed and delivered a counterpart of this Amendment;

(e)  the Lenders shall have received and approved of the terms and conditions of the acquisition of ProFitness and all material documents relating thereto, including, the ProFitness Acquisition Agreement and, if requested by Administrative Agent, any due diligence materials delivered or generated in connection therewith;

(f)  the ProFitness Acquisition shall have been substantially consummated in accordance with the terms of such approved ProFitness Acquisition Agreement and the documentation required by Section 8.18 of the Credit Agreement shall have been executed, as applicable, and delivered to the Administrative Agent;

(g)  each of the representations and warranties of the Borrower contained in Section 13 shall be true and correct in all material respects as of the date as of which all of the other conditions contained in this Section 12 shall have been satisfied;

(h)  the Borrower shall have paid the fees required by Section 11; and

(i)  the Administrative Agent shall have received such documents, instruments, certificates, opinions and approvals as it reasonably may have requested.

13.  Representations and Warranties of the Borrower and the Guarantors.  As an inducement to the Lenders, the Issuing Bank and the Administrative Agent to enter into this Amendment, the Borrower and the Guarantors hereby represent and warrant that, on and as of the date hereof, and taking into account the provisions hereof, (a) in the opinion of the management of the Borrower, (i) the assumptions used in the preparation of the 2008/2009 Projections were reasonable when made and, as of the date hereof, the management of the Borrower continues to believe that such assumptions are reasonable and appropriate and (ii) the 2008/2009 Projections when prepared represented a reasonable estimate of the future performance and financial condition of the Borrower and its Subsidiaries for the periods included therein, subject to the uncertainties and approximations inherent in the making of any financial projections and without assurance that the projected performance and financial condition actually will be achieved and (b) the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, except for (i) representations and warranties that expressly relate to an earlier date, which remain true and correct as of said earlier date, (ii) representations and warranties that have become untrue or incorrect solely because of changes permitted by the terms of the Credit Agreement and the other Loan Documents, and (iii) the representations and warranties set forth in paragraphs (a), (d) and (e) of Section 7.5 of the Credit Agreement, as to which no further representation or warranty is made herein.

14.  Effect of Amendment; Continuing Effectiveness of Credit Agreement and Loan Documents.

(a)  Neither this Amendment nor any other indulgences that may have been granted to the Borrower or any Guarantor by the Administrative Agent, the Issuing Bank or any Lender shall constitute a course of dealing or otherwise obligate the Administrative Agent, the Issuing Bank or any Lender to modify, expand or extend the agreements contained herein, to agree to any other amendments to the Credit Agreement or to grant any consent to, waiver of or indulgence with respect to any other noncompliance with any provision of the Loan Documents.

(b)  Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to "the Credit Agreement", "thereunder", "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

(c)  Any noncompliance by the Borrower or any Guarantor with any of the covenants, terms, conditions or provisions of this Amendment shall constitute an Event of Default.

(d)  Except to the extent amended or modified hereby, the Credit Agreement, the other Loan Documents and all terms, conditions and provisions thereof shall continue in full force and effect in all respects and shall be construed in accordance with the modifications of the Credit Agreement effected hereby.  Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein secure and shall continue to secure the payment of all Obligations, in each case taking into account the modifications of the Credit Agreement effected hereby.

(e)  Upon the satisfaction of the conditions in Section 12, the ProFitness Acquisition shall be deemed a "Permitted Acquisition" for purposes of Section 9.4 (j) of the Credit Agreement and the issuance of the Capital Stock of Borrower and the Promissory Note that will constitute the "Share Consideration", as such term is defined in the ProFitness Acquisition Agreement, will each be considered to be an Excluded Prepayment Transaction for purposes of Section 3.1.2 (c) (3) of the Credit Agreement.

15.  Release and Waiver.  The Borrower and the Guarantors hereby stipulate, acknowledge and agree that they have no claims or causes of action of any kind whatsoever against any of the Lenders, the Issuing Bank or the Administrative Agent arising out of or relating in any way to any event, circumstance, action or failure to act with respect to this Amendment, the Credit Agreement, the other Loan Documents or any matters described or referred to herein or therein or otherwise related hereto or thereto.  The Borrower and the Guarantors hereby release all of the Lenders, the Issuing Bank and the Administrative Agent from any and all claims, causes of action, demands and liabilities of any kind whatsoever, whether direct or indirect, fixed or contingent, liquidated or unliquidated, disputed or undisputed, known or unknown, that the Borrower or any Guarantor may now or hereafter have and that arise out of or relate in any way to any event, circumstance, action or failure to act on or before the date of this Amendment with respect to this Amendment, the Credit Agreement, the other Loan Documents or any matters described or referred to herein or therein or otherwise related hereto or thereto.  The release by the Borrower and the Guarantors herein, together with the other terms and provisions of this Amendment, are entered into by the Borrower and the Guarantors advisedly and without compulsion, coercion or duress, the Borrower and the Guarantors having determined that this Amendment and all of its terms, conditions and provisions are in the economic best interests of the Borrower and the Guarantors.  The Borrower and the Guarantors represent that they are entering into this Amendment freely and with the advice of counsel as to their legal alternatives.

16.  Further Actions.  Each of the parties to this Amendment agrees that at any time and from time to time upon written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party reasonably may request in order to effect the intents and purposes of this Amendment.

17.  Counterparts.  This Amendment may be executed in multiple counterparts or copies, each of which shall be deemed an original hereof for all purposes.  One or more counterparts or copies of this Amendment may be executed by one or more of the parties hereto, and some different counterparts or copies executed by one or more of the other parties.  Each counterpart or copy hereof executed by any party hereto shall be binding upon the party executing same even though other parties may execute one or more different counterparts or copies, and all counterparts or copies hereof so executed shall constitute but one and the same agreement.  Each party hereto, by execution of one or more counterparts or copies hereof, expressly authorizes and directs any other party hereto to detach the signature pages and any corresponding acknowledgment, attestation, witness or similar pages relating thereto from any such counterpart or copy hereof executed by the authorizing party and affix same to one or more other identical counterparts or copies hereof so that upon execution of multiple counterparts or copies hereof by all parties hereto, there shall be one or more counterparts or copies hereof to which is(are) attached signature pages containing signatures of all parties hereto and any corresponding acknowledgment, attestation, witness or similar pages relating thereto.

18.  Miscellaneous.

(a)  This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Tennessee, without reference to the conflicts or choice of law principles thereof.

(b)  The headings in this Amendment and the usage herein of defined terms are for convenience of reference only, and shall not be construed as amplifying, limiting or otherwise affecting the substantive provisions hereof.

(c)  All references herein to the preamble, the recitals or sections, paragraphs, subparagraphs, annexes or exhibits are to the preamble, recitals, sections, paragraphs, subparagraphs, annexes and exhibits of or to this Amendment unless otherwise specified.  The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Amendment, refer to this Amendment as a whole and not to any particular provision of this Amendment.

(d)  Any reference herein to any instrument, document or agreement, by whatever terminology used, shall be deemed to include any and all amendments, modifications, supplements, extensions, renewals, substitutions and/or replacements thereof as the context may require.

(e)  When used herein, (1) the singular shall include the plural, and vice versa, and the use of the masculine, feminine or neuter gender shall include all other genders, as appropriate, (2) "include", "includes" and "including" shall be deemed to be followed by "without limitation" regardless of whether such words or words of like import in fact follow same, and (3) unless the context clearly indicates otherwise, the disjunctive "or" shall include the conjunctive "and".

 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

[Remainder of Page Intentionally Left Blank;
Signature Pages Follow]

[Signature Page to Ninth Amendment to Credit Agreement
(I-trax, Inc.) dated December 14, 2007]

BORROWER:

I-TRAX, INC.

By:	/s/ Frank A. Martin
Name: Frank A. Martin
Title: Chairman

GUARANTORS:

I-TRAX HEALTH MANAGEMENT SOLUTIONS, INC.,
a Delaware corporation

By:	/s/ Frank A. Martin
Name: Frank A. Martin
Title: Chairman

CONTINUUM HEALTH MANAGEMENT SOLUTIONS, LLC
(formerly I-trax Health Management Solutions, LLC),
a Delaware limited liability company

BY:	I-TRAX, INC., its sole member

By:	/s/ Frank A. Martin
Name: Frank A. Martin
Title: Chairman

CHD MERIDIAN HEALTHCARE, LLC,
a Delaware limited liability company

BY:	I-TRAX, INC., its sole member

By:	/s/ Frank A. Martin
Name: Frank A. Martin
Title: Chairman

AMERICAN OCCUPATIONAL HEALTH MANAGEMENT, INC.,
a Delaware corporation

By:	/s/ Frank A. Martin
Name: Frank A. Martin
Title: Chairman

MEDICENTER, INC.,
an Oklahoma corporation

By:	/s/ Frank A. Martin
Name: Frank A. Martin
Title: Chairman

MERIDIAN COMP OF NEW YORK, INC.,
a Delaware corporation

By:	/s/ Frank A. Martin
Name: Frank A. Martin
Title: Chairman

CORPORATE HEALTH DIMENSIONS, INC.,
a New York corporation

By:	/s/ Frank A. Martin
Name: Frank A. Martin
Title: Chairman

CHDM, INC.,
a Delaware corporation

By:	/s/ Frank A. Martin
Name: Frank A. Martin
Title: Chairman

CHDM, LLC,
an Indiana limited liability company

By:	/s/ Frank A. Martin
Name: Frank A. Martin
Title: Chairman

[Signature Page to Ninth Amendment to Credit Agreement
(I-trax, Inc.) dated December 14, 2007]

ADMINISTRATIVE AGENT, LENDER, SWINGLINE LENDER AND ISSUING BANK:

BANK OF AMERICA, N.A.

By:	/s/ Suzanne Smith
Name: Suzanne Smith
Title: Senior Vice President